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                                                                 EXHIBIT (23)(d)

                        Addendum to Management Agreement
                               between Lord Abbett
                Tax-Free Income Trust and Lord, Abbett & Co. LLC
                     Dated: July 22, 2002 (the "Agreement")

     Lord, Abbett & Co. LLC and Lord Abbett Tax-Free Income Trust (the "Trust") on behalf of Lord Abbett Insured Intermediate Tax-Free Fund (the "Fund Series") do hereby agree that (a) the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be as follows: 0.45 of 1% of the first $2 billion of average daily net assets of Lord Abbett Insured Intermediate Tax-Free Fund, 0.425 of 1% of the next $3 billion of such assets and 0.40 of 1% of such assets in excess of $5 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund Series.


                                                  LORD, ABBETT & CO. LLC


                                                  BY:
                                                      ------------------
                                                        Member


Lord Abbett Tax-Free Income Trust
(on behalf of Lord Abbett Insured Intermediate Tax-Free Fund)

BY:
     --------------------------------------------
     Vice President & Assistant Secretary


Dated: As of June 30, 2003